UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) April 8, 2016
QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.
(Exact name of registrant as specified in its charter)

DE	000-49629	33-0933072
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

25242 Arctic Ocean Drive, Lake Forest, CA 92630
(Address of principal executive offices) (Zip Code)
(949) 399-4500
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement.
The information set forth below in Item 1.03 of this Current Report on Form 8-K (this “Form 8-K”) regarding the Asset Purchase Agreement (as defined below) is incorporated herein by reference.
Item 1.03    Bankruptcy or Receivership.
As previously reported in a Current Report filed on Form 8-K filed with the SEC on March 23, 2016 (the “Prior 8-K”), Quantum Fuel Systems Technologies Worldwide, Inc. (the “Company”) filed a voluntary petition for relief (the “Bankruptcy Petition) under chapter 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Central District of California (the “Bankruptcy Court”). The Company will continue to manage its properties and operate its business as debtors-in-possession under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Court and orders of the Bankruptcy Court. Through the Chapter 11 case, the Company seeks to implement a sale of substantially all assets of the Company pursuant to section 363(b) of the Bankruptcy Code (the “363 Sale”).

Also as previously reported in the Prior 8-K, the Company sought approval of debtor-in-possession financing on the terms set forth in the DIP Credit Agreement, as amended, with Douglas Acquisitions, LLC. The Bankruptcy Court issued an Interim Order approving the DIP Credit Agreement on March 29, 2016, and issued a final Order approving the DIP Credit Agreement on April 13, 2016.

On April 8, 2016, the Company entered into a “stalking horse” Asset Purchase Agreement with Douglas Acquisitions, LLC, The K&M Douglas Trust and The Douglas Irrevocable Descendant’s Trust (collectively, the “Purchasers”), which was amended on April 22, 2016 ( as amended, the "Asset Purchase Agreement"), pursuant to which, subject to the terms and conditions of the Asset Purchase Agreement, the Purchasers agreed to purchase substantially all of the assets of the Company for a purchase price equal to approximately $22.0 million, which would be satisfied in cash and with a “credit bid” (as defined within the meaning of Section 363(k) of the Bankruptcy Code) with respect to the Purchaser’s portion of the Company's secured indebtedness, plus the assumption of certain specified liabilities, including certain trade payables and specified employee benefits. The consummation of the transactions contemplated by the Asset Purchase Agreement is subject to certain customary conditions precedent as specified in the Asset Purchase Agreement. The Asset Purchase Agreement also provides for a termination fee and expense reimbursement payable to the Purchasers upon the occurrence of certain events.

A copy of the Asset Purchase Agreement and the First Amendment to Asset Purchase Agreement is filed herewith as Exhibit 10.1 and Exhibit 10.2, respectively, each of which are incorporated herein by reference. The description of the terms of the Asset Purchase Agreement, as amended by the First Amendment to Asset Purchase Agreement, is qualified in its entirety by reference to such exhibits.

Cautionary Statements
The Company’s shareholders are cautioned that trading in the Company’s common stock during the pendency of the Chapter 11 Case is highly speculative and involves substantial risks. Trading prices for the Company’s common stock may bear little or no relationship to the actual recovery, if any, by shareholders in the Company’s Chapter 11 case. Accordingly, the Company urges extreme caution with respect to existing and future investments in its common shares.

If sufficient funds are not generated by the sale process or any Chapter 11plan in excess of secured claims, priority claims and general unsecured claims, the holders of the Company’s common stock might receive no distribution on account of their interests and, in the event of a Chapter 11 liquidation plan, their existing common stock may be cancelled. If certain requirements of the Bankruptcy Code are met, a liquidation plan can be confirmed notwithstanding its rejection by the Company’s equity security holders and notwithstanding the fact that such equity security holders do not receive or retain any property or other value in respect of their equity interests.

Item 9.01 – Financial Statements and Exhibits

Exhibit No.	Description
10.1
Asset Purchase Agreement, dated April 8, 2016, among Quantum Fuel Systems Technologies Worldwide, Inc. and Douglas Acquisitions, LLC, The K&M Douglas Trust and The Douglas Irrevocable Descendant’s Trust.

10.2
First Amendment to Asset Purchase Agreement, dated April 22, 2016, among Quantum Fuel Systems Technologies Worldwide, Inc. and Douglas Acquisitions, LLC, The K&M Douglas Trust and The Douglas Irrevocable Descendant’s Trust.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

April 25, 2016	By:	/s/ Kenneth R. Lombardo
Kenneth R. Lombardo
General Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1
Asset Purchase Agreement, dated April 8, 2016, among Quantum Fuel Systems Technologies Worldwide, Inc. and Douglas Acquisitions, LLC, The K&M Douglas Trust and The Douglas Irrevocable Descendant’s Trust.

10.2
First Amendment to Asset Purchase Agreement, dated April 22, 2016, among Quantum Fuel Systems Technologies Worldwide, Inc. and Douglas Acquisitions, LLC, The K&M Douglas Trust and The Douglas Irrevocable Descendant’s Trust.